Exhibit 4(a)
                                                                    ------------

                                 PROMISSORY NOTE
                                 ---------------

$3,250,000.00                                                 Mahwah, New Jersey
                                                                 August 14, 2002

         For value received, the undersigned, Jaclyn, Inc., promises to pay to the order of HUDSON UNITED BANK (the "Bank"), a New Jersey corporation, having its principal office located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430, the sum of THREE THOUSAND TWO HUNDRED FIFTY THOUSAND AND NO/100 (3,250,000.00) DOLLARS, with interest thereon from the date hereof seven and one-eighth (7.125) percent per annum through and including August 31, 2007 and commencing September 1, 2007 and continuing until September 30, 2012, the interest rate payable on this Note shall be at a fixed rate of interest equal to the interest rate announced by the Federal Home Loan Bank Board of New York as its Amortization Annual Rate on five (5) year loans with a ten (10) year amortization schedule rounded up to the nearest one-eighth of one percent, in effect forty-five (45) days before September 1, 2007 (the "Index") plus 250 basis points; commencing on September 1, 2012 and continuing until this Note is paid in full, the interest rate payable on this Note shall be at a fixed rate of interest equal to the interest rate charged by the Federal Home Loan Bank Board of New York Amortization Annual Rate on five (5) year loans with a five (5) year amortization schedule rounded up to the nearest one-eighth of one percent, in effect forty-five (45) days before September 1, 2012 plus 250 basis points. If the Index is no longer available for reference, the Bank will choose another comparable index. Interest shall be calculated on the basis of the actual days elapsed, divided by a 360-day year.

         Commencing on the first day of October 1, 2002 and continuing on the same day of each and every month thereafter, the undersigned shall make periodic installment payments of principal and interest until September 1, 2017, on which date the entire unpaid principal balance of this Note together with all accrued but unpaid interest and all other amounts due under the Loan Documents (as hereinafter defined) shall be immediately due and payable. The installment payment of principal and interest for the five (5) year period commencing October 1, 2002 shall be $___________. On September 1, 2007 and on September 1, 2012, the Bank will calculate the new monthly payment of principal and interest for each such five (5) year period based on the interest rate then in effect, the unpaid principal balance of this Note and the remaining term of this Note.

         This Note, however, will be callable, at the option of the Bank, any time after September 1, 2007. The Bank will provide the undersigned with ninety
(90) days prior written notice of such payment due date.

         All payments on this Note shall be made in lawful money of the United States of America in immediately available funds. All payments shall be applied first to interest, then to any other amounts due under the Loan Documents and the remainder, if any, to principal. If the due date of any installment payment on this Note falls on a Saturday or Sunday or public holiday in New Jersey, the due date of the payment shall be extended to the next succeeding full business day and interest shall be calculated to that day. Any unpaid interest shall be added to the principal balance of this Note and shall itself bear interest at the rate provided for herein.

         If all or any portion of the principal balance due on this Note in excess of the periodic payments of principal and interest due on this Note is paid prior to September 1, 2003 for any reason, the undersigned shall pay a prepayment penalty equal to three (3) percent of the principal balance prepaid; if all or any portion of the principal balance due on this Note in excess of the periodic payments of principal and interest due on this Note is paid on or after September 1, 2003, but prior to September 1, 2004 for any reason, the undersigned shall pay a prepayment penalty equal to three (3) percent of the principal balance prepaid; if all or any portion of the principal balance due on this Note in excess of the periodic payments of principal and interest due on this Note is paid on or after September 1, 2004, but prior to September 1, 2005 for any reason, the undersigned shall pay a prepayment penalty equal to two (2) percent of the principal balance prepaid; if all or any portion of the principal balance due on this Note in excess of the periodic payments of principal and interest due on this Note is paid on or after September 1, 2005, but prior to September 1, 2006 for any reason, the undersigned shall pay a prepayment penalty equal to two (2) percent of the principal balance prepaid; if all or any portion of the principal balance due on this Note in excess of the periodic payments of principal and interest due on this Note is paid on or after September 1, 2006, but prior to September 1, 2007 for any reason, the undersigned shall pay a prepayment penalty equal to one (1) percent of the principal balance prepaid; if all or any portion of the principal balance due on this Note in excess of the periodic payments of principal and interest due on this Note is paid on or after September 1, 2007, but prior to September 1, 2008 for any reason, the undersigned shall pay a prepayment penalty equal to three (3) percent of the principal balance prepaid; if all or any portion of the principal balance due on this Note in excess of the periodic payments of principal and interest due on this Note is paid on or after September 1, 2008, but prior to September 1, 2009 for any reason, the undersigned shall pay a prepayment penalty equal to three
(3) percent of the principal balance prepaid; if all or any portion of the principal balance due on this Note in excess of the periodic payments of principal and interest due on this Note is paid on or after September 1, 2009, but prior to September 1, 2010 for any reason, the undersigned shall pay a prepayment penalty equal to two (2) percent of the principal balance prepaid; if all or any portion of the principal balance due on this Note in excess of the periodic payments of principal and interest due on this Note is paid on or after September 1, 2010, but prior to September 1, 2011 for any reason, the undersigned shall pay a prepayment penalty equal to two (2) percent of the principal balance prepaid; if all or any portion of the principal balance due on this Note in excess of the periodic payments of principal and interest due on this Note is paid on or after September 1, 2011, but prior to September 1, 2012 for any reason, the undersigned shall pay a prepayment penalty equal to one (1) percent of the principal balance prepaid; if all or any portion of the principal balance due on this Note in excess of the periodic payments of principal and interest due on this Note is paid on or after March 1, 2012, but prior to September 1, 2013 for any reason, the undersigned shall pay a prepayment penalty equal to three (3) percent of the principal balance prepaid; if all or any portion of the principal balance due on this Note in excess of the periodic payments of principal and interest due on this Note is paid on or after September 1, 2013, but prior to September 1, 2014 for any reason, the undersigned shall pay a prepayment penalty equal to three (3) percent of the principal balance prepaid; if all or any portion of the principal balance due on this Note in excess of the periodic payments of principal and interest due on this Note is paid on or after September 1, 2014, but prior to September 1, 2015 for any reason, the undersigned shall pay a prepayment penalty equal to two (2) percent of the principal balance prepaid; if all or any portion of the principal balance due on this Note in excess of the periodic payments of principal and interest due on this Note is paid on or after September 1, 2015, but prior to September 1, 2016 for any reason, the undersigned shall pay a prepayment penalty equal to two (2) percent of the principal balance prepaid; if all or any portion of the principal balance due on this Note in excess of the periodic payments of principal and interest due on this Note is paid on or after September 1, 2016, but prior to September 1, 2017 for any reason, the undersigned shall pay a prepayment penalty equal to one (1) percent of the principal balance prepaid. Notwithstanding the foregoing, the undersigned, in any twelve (12) month period commencing August 1 and ending July 31, is permitted to prepay, without penalty or premium, an amount equal to, in the aggregate, twenty (20) percent of the outstanding principal balance of this Note as of August 1 of each such twelve (12) month period. Such prepayment right shall not be cumulative. Further, the undersigned, for a period of thirty (30) consecutive days only after September 1, 2007 and September 1, 2012, respectively, time being of the essence, shall also be permitted to prepay this
Note in full but not in part without penalty or premium. Notwithstanding the foregoing, no prepayment penalty shall be imposed in connection with any condemnation award or insurance proceeds which are used to reduce the outstanding principal balance of this Note in accordance with the terms and conditions of the Mortgage, or if Bank demands payment in full of this Note pursuant to the provisions of Paragraphs 10 or 11 of the Mortgage.

         The undersigned has executed and delivered to the Bank a mortgage of even date herewith covering lands in the Town of West New York, County of Hudson, State of New Jersey (the "Mortgage") and an assignment of leases dated even date herewith (the "Assignment") and agrees as follows:

         1. The unpaid balance of the principal sum of this Note and the interest thereon shall immediately become due and payable at the election of the holder hereof, anything herein contained to the contrary notwithstanding, in the event of:

                  (a) Thirty (30) days' default in the making of any payment due hereunder or in the payment of any tax, assessment, water rent or other municipal or governmental rate, charge, imposition or lien upon the premises described in the Mortgage, or

                  (b) Any failure to perform any of the covenants, conditions and agreements contained in this Note, the Mortgage, the Assignment or any other document executed or delivered in connection with the loan evidenced by this Note (collectively, the "Loan Documents") and the continuance of such default beyond any applicable grace or notice period.

         2. In the event that any payment shall become overdue for a period in excess of 10 days, a late charge of five cents (5(cent)) for each dollar so overdue may be charged by the holder for the purpose of defraying the expense incident to handling such delinquent payment.

         3. Any amounts advanced by the Bank in accordance with the Loan Documents or any other amounts due and payable by the undersigned in accordance with the provisions of the Loan Documents shall be added to the amount owing hereunder and shall be due and payable, on demand, with interest at the rate provided for with reference to any such advancement or obligation or if no such rate is provided then at the rate of interest payable on this Note.

         4. All of the covenants and agreements contained in the Mortgage and the Assignment are hereby made a part hereof.

         5. All parties who at any time may be liable hereon in any capacity, jointly or severally, waive presentment, demand for payment, protest, notice of protest and notice of dishonor of this Note, and authorize the holder hereof, without notice, to grant extensions in the time of payment of and increases in the rate of interest payable on any moneys owing on this Note.

         6. If the undersigned defaults in any provision hereof, the undersigned agrees to pay the reasonable out-of-pocket costs and expenses of the Bank, including, without limitation, reasonable attorney's fees incurred in the collection and/or enforcement or the attempted collection and/or enforcement of the Loan Documents.

         7. The undersigned will be bound by this Note even if all or some of the property securing this Note is lost, stolen, damaged or destroyed.

         8. This Note will be governed by the law of the State of New Jersey.

         9. Throughout this Note, the masculine gender shall be deemed to include the feminine gender or neuter, as the case may be, and the singular, the plural.

         10. In any action brought by the Bank on this Note, the undersigned waives the right to assert any counterclaim or claim an offset against the Bank in any action brought on this Note except mandatory counterclaims which would be barred if not raised in the same proceeding and consents (i) to the jurisdiction of the Superior Court of the State of New Jersey or the United States District Court for the District of New Jersey; (ii) in any action in the Superior Court of New Jersey, to the laying of venue in Bergen or Passaic County, New Jersey; and (iii) to the service of any summons and complaint or other process by registered or certified mail directed to the undersigned at 635 59th Street, West New York, New Jersey 07093.

         11. Any forbearance by the Bank in exercising any right or remedy hereunder or under any other Loan Document, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any such right or remedy; nor shall any single or partial exercise of any such right or remedy, or any abandonment or discontinuance of steps to enforce such a right or remedy, preclude any other or further exercise thereof or the exercise of any other right or remedy.

         THE UNDERSIGNED AND ALL ENDORSERS AND GUARANTORS WAIVE TRIAL BY JURY.

WITNESS:                                    Jaclyn, Inc.


                                            by
--------------------------                     --------------------------------

STATE OF NEW JERSEY      }
                         }  SS.
COUNTY OF PASSAIC        }


         I CERTIFY that on the 14th day of August, 2002, appeared before me, __________________, to me known, who, being by me duly sworn, did depose and say that he is the ______________ of Jaclyn, Inc., the corporation described in and which executed the foregoing instrument; that he knows the seal of the corporation; that the seal affixed to the instrument is such corporate seal; that it was so affixed by order of the board of directors of the corporation, and that he signed his name thereto by like order.


                                        ---------------------------------------
                                                         Notary